Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 11, 2003 relating to the financial statements which appears in Royal Gold, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2003. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Denver, CO
December 23, 2003